Exhibit 5.1

November [ ], 2026

Silicon Valley Acquisition Corp.

425 Page Mill Rd., Suite 200, 2nd Floor

Palo Alto, CA 94306

Re: Silicon Valley Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Silicon Valley Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On June 17, 2026, the Company entered into a business combination agreement (as amended on August 6, 2026, September 17, 2026 and September 26, 2026, and as it may be further amended from time to time, the “Business Combination Agreement”) with SVAQ Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and EigenQ, Inc., a Delaware corporation (“EigenQ”). In connection with the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), (x) the Company will transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (y) Merger Sub shall merge with and into EigenQ (the “Merger”) and as a result of the Merger, the separate existence of Merger Sub shall cease and EigenQ shall continue as the surviving company of the Merger.

In connection with the Domestication, the Company will change its jurisdiction of registration by effecting a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). We herein refer to the Company following effectiveness of the Domestication as EigenQ Holdings, Inc. (“EigenQ Holdings” or “PubCo”).

On the effective date of the Domestication, the Company’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Company Class A ordinary shares”) will automatically convert, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of EigenQ Holdings (“PubCo Common Stock”) and the Company’s currently issued and outstanding Class B ordinary shares, par value $0.0001 per share (“Company Class B ordinary shares”), will automatically convert, on a one-for-one basis, into shares of PubCo Common Stock (with all converted shares of PubCo Common Stock referred to herein as “Domesticated Shares”). Similarly, all of the Company’s outstanding warrants (“Company Warrants”) will become warrants (the “Domesticated Warrants”) to acquire the corresponding shares of PubCo Common Stock and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication.

Following the Domestication, at the consummation of the Merger (the “Effective Time”), (x) each share of common stock of EigenQ (the “EigenQ Shares”) issued and outstanding as of immediately prior to the Effective Time (other than such shares (a) held in treasury, or (b) over which dissent rights have been exercised) shall be automatically canceled and extinguished and converted into the right to receive a number of shares of PubCo Common Stock equal to the exchange ratio (the “Exchange Ratio”) set forth in the Business Combination Agreement; (y) each stock appreciation right of EigenQ (each, an “EigenQ SAR”) issued and outstanding as of immediately prior to the Effective Time will be automatically substituted for a stock appreciation right of EigenQ Holdings (“PubCo SARs”) exercisable for a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of EigenQ Shares issuable upon the exercise of such EigenQ SAR multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (i) the per share exercise price of such EigenQ SAR immediately prior to the Effective Time divided by (ii) the Exchange Ratio; and (z) each warrant of EigenQ (each, an “EigenQ Warrant”) to purchase EigenQ Shares that is issued and outstanding as of immediately prior to the Effective Time, other than warrants issued to certain investors, which will be exchanged for warrants of the Company in accordance with their terms, will be automatically canceled and assumed by EigenQ Holdings and converted into warrants (“Assumed Warrants”) to purchase a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of EigenQ Shares issuable upon the exercise of such EigenQ Warrant multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (i) the per share exercise price of such EigenQ Warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio.

The Company and EigenQ entered into a securities purchase agreement (the “Secured Purchase Agreement”), dated as of September 17, 2026, with an institutional investor pursuant to which EigenQ agreed to issue certain senior secured promissory notes (the “Secured EigenQ Notes”) and certain warrants to purchase EigenQ Shares (the “Secured EigenQ Investor Warrants”), according to the terms and conditions of the Secured Purchase Agreement. In connection with the closing of the Business Combination, the Secured EigenQ Notes and Secured EigenQ Investor Warrants will be exchanged for senior secured convertible notes of PubCo (each, a “Secured PubCo Note” and collectively, the “Secured PubCo Notes”) and warrants to purchase shares of PubCo Common Stock (the “Secured PubCo Warrants”).

The Company and EigenQ also entered into a securities purchase agreement (the “Unsecured Purchase Agreement”), dated as of October 19, 2026, with a special purpose investment vehicle pursuant to which EigenQ agreed to issue certain subordinated unsecured promissory notes (the “Unsecured EigenQ Notes”) and warrants to purchase EigenQ Shares (the “Unsecured EigenQ Investor Warrants”), according to the terms and conditions of the Unsecured Purchase Agreement. In connection with the closing of the Business Combination, the Unsecured EigenQ Notes and Unsecured EigenQ Investor Warrants will be exchanged for subordinated unsecured convertible notes of PubCo (each, an “Unsecured PubCo Note” and collectively, the “Unsecured PubCo Notes”) and warrants to purchase shares of PubCo Common Stock (the “Unsecured PubCo Warrants”).

The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Business Combination Agreement by the Company’s shareholders as well as completion of the Domestication and the Merger, each of which is in turn subject to approval by the Company’s shareholders.

The Registration Statement relates to the registration under the Securities Act of (i) up to 387,496,659 shares of PubCo Common Stock, (ii) up to 19,050,610 warrants to purchase shares of PubCo Common Stock and (iii) 13,445,000 PubCo SARs.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Business Combination Agreement;

3.	the form of Certificate of Domestication of the Company;

4.	the form of Certificate of Incorporation of EigenQ Holdings;

5.	the form of bylaws of EigenQ Holdings;

6.	the Warrant Agreement, dated as of December 22, 2025, between the Company and Equiniti Trust Company, LLC (the “Warrant Agreement”);

7.	the form of EigenQ Warrant (the “Form of EigenQ Warrant”);

8.	the form of EigenQ SAR (the “Form of EigenQ SAR”);

9.	the Secured Purchase Agreement;

10.	the form of Secured PubCo Note;

11.	the form of Secured PubCo Warrant (the “Form of Secured PubCo Warrant”);

12.	the Unsecured Purchase Agreement;

13.	the form of Unsecured PubCo Note; and

14.	the form of Unsecured PubCo Warrant (the “Form of Unsecured PubCo Warrant”).

In addition, we have examined originals or copies of such corporate records of the Company that we have considered appropriate; resolutions of the board of directors of the Company relating to, among other things, the Registration Statement, the Business Combination, the Domestication and the Merger, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company, in each case solely as to matters of fact and not as to legal conclusions, including any legal conclusion expressly addressed herein.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as electronic, certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. In making our examination of executed documents, we have assumed that each party to such documents is validly existing and in good standing under the laws of its jurisdiction of organization, and we have assumed their requisite power and authority and the due authorization, execution and delivery of the Documents to which they are parties and, except to the extent expressly addressed herein, the validity and binding effect of such Documents upon them. No assumption herein is intended to assume any legal conclusion expressly stated in this opinion. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL. We have further assumed that, before the issuance of the PubCo Common Stock, the conditions to consummating the transactions contemplated by the Business Combination Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.    Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement, the Domestication and the Merger; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication and the Merger, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication and/or the Merger will have been obtained;

2.    The current draft of the Certificate of Domestication and the Certificate of Incorporation, each in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Sections 103 and 388 of the DGCL; the bylaws of EigenQ Holdings will become effective in the form submitted for our review; no other certificate or document has been, or prior to such filings will be, filed by or in respect of the Company with the DE Secretary of State that would affect the opinions expressed herein; and the Company will pay all fees and other charges required in connection with such filings;

3.    Each Company Class A ordinary share and Company Class B ordinary share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders);

4.    Each of the EigenQ Shares outstanding immediately prior to the Effective Time was duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Delaware;

5.    Each Document reviewed in draft or form will be executed and delivered in substantially the form reviewed by us, without any change affecting the opinions expressed herein;

6.    Following the effectiveness of the Domestication and at each subsequent issuance of PubCo Common Stock covered hereby, sufficient authorized but unissued shares, not otherwise reserved or committed for issuance, will remain available for that issuance, and no intervening amendment to the Certificate of Incorporation will adversely affect the conclusions expressed herein. This assumption relates solely to the continuing availability of shares for future issuances and does not assume the Company’s authorization of the issuances expressly addressed herein;

7.    The Secured PubCo Notes and the Unsecured PubCo Notes, in each case, will be issued in exchange for the corresponding Secured EigenQ Notes and Unsecured EigenQ Notes, respectively, in accordance with the applicable Documents, and each conversion will be effected in accordance with the applicable note, including the surrender, cancellation or reduction of the indebtedness being converted and compliance with applicable conversion limitations;

8.    The Secured PubCo Warrants and the Unsecured PubCo Warrants, in each case, will be issued in exchange for the corresponding Secured EigenQ Investor Warrants and Unsecured EigenQ Investor Warrants, respectively, in accordance with the applicable Documents, and each exchange will be effected in accordance with the terms of the Secured Purchase Agreement and the Unsecured Purchase Agreement, as applicable, and the applicable form of warrant;

9.    At each future issuance of PubCo Common Stock covered hereby, the Company will actually receive the consideration required by the applicable Documents, including, as applicable, cash, the surrender, cancellation or reduction of indebtedness, or the consideration provided for a permitted cashless exercise. Any conversion-price reset, capitalization of interest paid in kind or anti-dilution adjustment affecting such issuance will be calculated and implemented in accordance with the applicable Documents. This assumption concerns the factual receipt of consideration and implementation of the applicable mechanics and does not assume the legal sufficiency of such consideration under the DGCL;

10. Each EigenQ Warrant and each EigenQ SAR outstanding immediately prior to the Effective Time complies with the certificate of incorporation, the bylaws and the other charter and organizational documents of EigenQ, was duly authorized and constituted a valid and binding obligation under the laws of the State of Delaware; and

11. Each of the Warrant Agreement, the Form of EigenQ Warrant and the Form of EigenQ SAR, and the Domesticated Warrants, Assumed Warrants and PubCo SARs governed thereby, is governed by, and will be enforced in accordance with, the laws of the State of New York, and, to the extent any such instrument is governed by the laws of any other jurisdiction, such laws are, in all respects relevant to the opinions expressed herein, identical to the laws of the State of New York.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.    Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, and the effectiveness of the Domestication, each of the Domesticated Shares will have been duly authorized by all necessary corporate action on the part of the Company and, upon the automatic conversion, on a one-for-one basis, of the Company Class A ordinary shares and/or Company Class B ordinary shares into PubCo Common Stock, each of such Domesticated Shares will be validly issued, fully paid and non-assessable.

2.    Upon effectiveness of the Domestication, each of the Domesticated Warrants converted from the Company Warrants will be a valid and binding obligation of EigenQ Holdings, enforceable against EigenQ Holdings in accordance with its terms, except that the enforceability of such Domesticated Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Upon effectiveness of the Domestication, the shares of PubCo Common Stock underlying such Domesticated Warrants will have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the Domesticated Warrants in accordance with the terms and conditions set forth in the Registration Statement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

3.    Upon effectiveness of the Merger, each share of PubCo Common Stock issued upon the cancellation and exchange of EigenQ Shares pursuant to the Business Combination Agreement will have been duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and non-assessable.

4.    Upon effectiveness of the Merger, each of the Assumed Warrants issued upon the cancellation and exchange of the EigenQ Warrants pursuant to the Business Combination Agreement will be a valid and binding obligation of EigenQ Holdings, enforceable against EigenQ Holdings in accordance with its terms, except that the enforceability of such Assumed Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Upon effectiveness of the Merger, the shares of PubCo Common Stock underlying such Assumed Warrants will have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the Assumed Warrants in accordance with the terms and conditions set forth in the Registration Statement and the Form of EigenQ Warrant, will be validly issued, fully paid and non-assessable.

5.    Upon effectiveness of the Merger, each of the PubCo SARs issued upon the cancellation and exchange of the EigenQ SARs pursuant to the Business Combination Agreement will be a valid and binding obligation of EigenQ Holdings, enforceable against EigenQ Holdings in accordance with its terms, except that the enforceability of such PubCo SARs may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Upon effectiveness of the Merger, the shares of PubCo Common Stock underlying such PubCo SARs will have been duly authorized for issuance and, when duly issued and delivered upon the exercise or settlement of the PubCo SARs in accordance with the terms and conditions set forth in the Registration Statement and the Form of EigenQ SAR, will be validly issued, fully paid and non-assessable.

6.    Upon issuance of the Secured PubCo Notes, each share of PubCo Common Stock issuable pursuant to the Secured PubCo Note, when and if issued and delivered upon conversion of the applicable Secured PubCo Note, including the surrender, cancellation or reduction of the indebtedness being converted, in accordance with the terms of the Secured Purchase Agreement and the Secured PubCo Note, and upon satisfaction or waiver of the conditions provided therein, will have been duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and non-assessable.

7.    Upon issuance of the Unsecured PubCo Notes, each share of PubCo Common Stock issuable pursuant to the Unsecured PubCo Note, when and if issued and delivered upon conversion of the applicable Unsecured PubCo Note, including the surrender, cancellation or reduction of the indebtedness being converted, in accordance with the terms of the Unsecured Purchase Agreement and the Unsecured PubCo Note, and upon satisfaction or waiver of the conditions provided therein, will have been duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and non-assessable.

8.    Upon issuance of the Secured PubCo Warrants, the shares of PubCo Common Stock underlying such Secured PubCo Warrants will have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the Secured PubCo Warrants in accordance with the terms and conditions set forth in the Registration Statement and the Form of Secured PubCo Warrant, will be validly issued, fully paid and non-assessable.

9.    Upon issuance of the Unsecured PubCo Warrants, the shares of PubCo Common Stock underlying such Unsecured PubCo Warrants will have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the Unsecured PubCo Warrants in accordance with the terms and conditions set forth in the Registration Statement and the Form of Unsecured PubCo Warrant, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

This opinion is furnished solely in connection with the registration of the securities described herein under the Securities Act and addresses only the matters expressly stated herein. Except as expressly stated herein, we express no opinion as to compliance with federal or state securities laws, the enforceability of the Secured PubCo Notes or the Unsecured PubCo Notes, the creation, perfection or priority of any security interest, or the enforceability or effect of any subordination arrangement.

The opinions expressed herein concerning future issuances of PubCo Common Stock are subject to the Company’s receipt of the consideration required by the applicable Documents, having a value not less than the aggregate par value of the shares so issued. References herein to payment of an exercise price include satisfaction of that exercise price through a cashless exercise to the extent permitted by the applicable instrument and the DGCL. These qualifications apply after giving effect to any applicable conversion-price reset, capitalization of interest paid in kind or anti-dilution adjustment and do not assume that the shares covered hereby are duly authorized, validly issued, fully paid or non-assessable.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

[draft]

GREENBERG TRAURIG, P.A.

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